T:\flh\series\10F-3Global.doc

For the fiscal period ended (s) 12/31/97
File number 811-3623

                         SUB-ITEM 77-0

                         EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

I.   Global Portfolio

1.   Name of Issuer
     China Telecom

2.   Date of Purchase
     10/16/97

3.   Number of Securities Purchased
     24,300

4.   Dollar Amount of Purchase
     $741,150

5.   Price Per Unit
     $30.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
     Merrill Lynch

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman, Sachs & Co.
China International Capital Corporation
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston
Prudential Securities Incorporated
RBC Dominion Securities Corporation
Salomon Brothers Inc.
Smith Barney Inc.